Exhibit 10.1

Replacement Page for fifth AMENDMENT TO the CREDIT aGReement

This Fifth Amendment to the Credit Agreement ("Amendment") is dated as of November 16, 2017, between by and among GREEN PLAINS CATTLE COMPANY LLC (the "Borrower"),  the commercial, banking or financial institutions whose signatures appear on the signature pages hereof or which hereafter become parties to the Credit Agreement (as defined below) (and such commercial, banking or financial institutions are sometimes referred to hereinafter collectively as the "Lenders" and individually as a "Lender"), and BANK OF THE WEST and ING CAPITAL, LLC, as "Joint Administrative Agent").  Borrower, Lenders, and the Joint Administrative Agent agree as follows:

PRELIMINARY STATEMENT.  Borrower, Lenders, and the Joint Administrative Agent  entered into that certain Credit Agreement dated as of December 3, 2014 (that credit agreement as amended herein and by any and all other modifications or amendments thereto is hereinafter referred to as the "Credit Agreement"; the terms defined in the Credit Agreement are used herein as therein defined).  Borrower, Lenders, and the Joint Administrative Agent wish to amend certain provisions of the Credit Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.01 Amendment to Schedules. Schedule 1.01(b) and (c) of the Credit Agreement are hereby added to the Credit Agreement, as attached hereto.
Section 1.02 Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended by amending and restating the definition of "Swingline Sublimit" as follows:

"Swingline Sublimit" means an amount equal to the lesser of (a) $20,000,000 and (b) the Revolving Facility.  The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.

Section 1.03 Amendment to Section 2.16 of the Credit Agreement. Section 2.16 of the Credit Agreement is hereby amended and restated as follows:

2.16Increase in Revolving Facility.

(a)Request for Increase.  Provided there exists no Default, upon notice to the Joint Administrative Agent (which shall promptly notify the Revolving Lenders), the Borrower may from time to time, request an increase in the Revolving Facility (for all such requests) not exceeding $75,000,000 (an “Incremental Facility”); provided that (i) any such request for an Incremental Facility shall be in a minimum amount of $10,000,000 plus additional increments in the amount of $5,000,000, and (ii) the Borrower may make a maximum of three (3) such requests.  At the time of sending such notice, the Borrower (in consultation with the Joint Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Revolving Lenders.

(b)Lender Elections to Increase.  Each Revolving Lender shall notify the Joint Administrative Agent within such time period whether or not in its sole discretion it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Percentage of such requested increase.  Any Revolving Lender not responding within